IGC REPORTS RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2003

FOR IMMEDIATE RELEASE November 14, 2003	CONTACT Mark Augenblick (540) 687-3177

Middleburg, VA - Interstate General Company L.P. ("IGC") (AMEX: IGC; PCX) today reported a net loss for the three months ended September 30, 2003 of $696,000 or $.33 per Unit, compared to a net loss of $846,000 or $.40 per Unit, for the same period in 2002. For the nine months (year-to-date), the Company had a net loss of $1,860,000 or $.88 per Unit, compared to a net loss of $2,953,000 or $1.41 per Unit, for the same period in 2002.

For the three months ended September 30, 2003, the Company's operating expenses decreased by almost one-half the amount from the same period in 2002. While there were no land sales revenues to offset the third quarter expenditures, the Company was able to fund its basic operating expenses through advances from its general partner, Interstate Business Corporation (IBC). In addition, at the end of the quarter the Company was repaid approximately $387,000 on a note receivable from the December 31, 2002 sale of the Westbury property in St. Mary's County, Maryland.

For the nine months ended September 30, 2003, the Company's land sales revenue increased to $2,652,000, compared to $700,000 for the same period during 2002. Both years reflect sales at the Company's Brandywine, Maryland project, where residential lots are under contract with Washington Homes. Inc. The 2003 period reflects sale of 12 single-family lots for $600,000 and sale of 114 semi-developed townhouse lots for $2,052,000. The 2003 sales produced a combined gross margin of 15%. The proceeds were used to curtail development financing on the project. The next anticipated sales under the contracts with Washington Homes are scheduled for the second quarter 2004.

The Company is focusing its solid waste development efforts on three projects.

In Puerto Rico, CWT is in late stage discussions with the electric utility about the "avoided cost" for electricity it will pay for the Company's proposed Caguas project.

In Costa Rica, the Company was informed that the President of the country was reviewing the project and would take a position in mid November.

In the United States Virgin Islands, CWT and government officials are pressing the electric utility to negotiate a power purchase agreement.

Real estate revenues for the year will not be sufficient to meet the Company's debt service, operating costs, and wetland remediation costs, as well as to fund the Company's waste-recycling projects. The Company is working to restructure its current development loan at the Brandywine project to provide funds for some of these costs, as well as continued project development and improvements. The Company is also seeking an equity investor for the Brandywine project. IGC's long-term success depends on IWT/CWT's development of solid waste projects. The Company has retained the private banking firm of Morgan Joseph & Company to assist it in raising capital. Morgan Joseph has prepared and distributed to selected prospective investors a private placement memorandum attempting to raise up to $25,000,000 for continued development of existing solid waste-recycling projects and selected new projects. To date, the Company has not received any proposals.

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and the growth of the market for our products. Numerous factors could cause results to differ, including but not limited to changes in market demand and acceptance of company facilities, impact of competitive facilities and pricing, dependence on third party suppliers, changes in government regulations, and the normal cyclical nature of the real estate and development economy. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it gives no assurance that its expectations will be attained. For more information, please refer to the Company's Form 10-QSB on file with the Securities and Exchange Commission.

IGC's Form 10-QSB will be available via the Internet at http://igclp.com shortly after it is filed.

Interstate General Company, L.P. Financial Highlights (Unaudited)
	For the Three Months Ended		For the Nine Months Ended
	9/30/03	9/30/02	9/30/03	9/30/02

Revenues	$ 12,000	$ 510,000	$2,679,000	$ 861,000

Expenses	708,000	1,356,000	4,533,000	3,814,000

Loss before minority interest	(696,000)	(846,000)	(1,854,000)	(2,953,000)

Minority Interest Expense	----	----	6,000	----

Net Loss	(696,000)	(846,000)	(1,860,000)	(2,953,000)

Basic and Fully Diluted Net Loss per Limited Partner Unit	(.33)	(.40)	(.88)	(1.41)

Weighted Average Limited Partner Units Outstanding	2,103,000	2,071,000	2,100,000	2,071,000